Exhibit 99.1

Moderna R&D Day Highlights Progress and Strategic Priorities

Focuses on ten product approvals through 2027

Expects to submit next-generation COVID vaccine for approval in 2024

Expects to submit flu/COVID combination vaccine for approval in 2024

Announces positive Phase 3 results for its RSV vaccine for high-risk adults aged 18 to 59; expects to submit sBLA for U.S. approval in 2024

Announces positive Phase 3 results for its standalone flu vaccine for adults aged 65 and older relative to high-dose licensed comparator

Announces norovirus vaccine advances into Phase 3 study, bringing the total of non-respiratory pivotal stage programs to five, across oncology, rare diseases and first-in-class vaccines

Implements portfolio prioritization and cost efficiencies to reduce R&D expense by $1.1 billion, from $4.8 billion in 2024E to $3.6-3.8 billion in 2027

Updates and extends financial framework through 2028

CAMBRIDGE, MA / ACCESSWIRE / September 12, 2024 / Moderna, Inc. (NASDAQ:MRNA) today announced program and financial updates demonstrating progress and strategic prioritization of its mRNA pipeline at its annual R&D Day event. The updates include data readouts in the Company's respiratory vaccine portfolio and a revised financial framework.

“Moderna now has five respiratory vaccines with positive Phase 3 results and expects to submit three for approval this year. In addition, we have five non-respiratory products in pivotal studies across cancer, rare diseases and latent vaccines with potential for approval by 2027. Our demonstrated probability of success in R&D has been higher than industry standards at every stage of development,” said Stéphane Bancel, CEO of Moderna. “The size of our late-stage pipeline combined with the challenge of launching products means we must now focus on delivering these 10 products to patients, slow down the pace of new R&D investment, and build our commercial business.”

Research and Development Strategy

Over the past three years, Moderna’s robust pipeline has achieved milestones across multiple late-stage clinical trials, and its early-stage portfolio has produced proof-of-concept data with multiple candidates ready for pivotal studies. Moderna’s rate of success in research and development has been higher than the traditional biopharmaceutical industry. The Company’s combined probability of success across its mid- and late-stage pipeline is approximately 66% compared to the industry average of approximately 19%.1

Moderna’s broad clinical success and recent commercial challenges necessitate a more selective and paced approach to its research and development investment. Through portfolio prioritization and cost efficiencies, the Company expects to reduce annual research and development expense by approximately $1.1 billion starting in 2027. During this time, Moderna will expand its commercial portfolio into oncology, rare diseases, and first-in-class non-respiratory vaccines. The Company expects this strategy to yield 10 product approvals over the next three years.

Specifically, in 2021-2023, Moderna invested proceeds from its pandemic-era vaccine sales into building a diverse pipeline and established the market for its COVID-19 vaccine, Spikevax®. In 2023-2026, the Company is establishing a portfolio of five commercial respiratory vaccines that address viruses with the greatest burden of disease. Its RSV vaccine mRESVIA® was approved this year, and its investigational next-generation COVID-19 vaccine, combination flu/COVID vaccine, and RSV vaccine for high-risk younger adults, are moving toward regulatory submissions in 2024.

Looking ahead to 2026-2028, Moderna will expand its commercial portfolio with first-in-class vaccines and therapeutics to address non-respiratory diseases, including cytomegalovirus, norovirus, propionic acidemia, methylmalonic acidemia, and melanoma.

Updates from Moderna’s late-stage portfolio and approved vaccines include:

Respiratory Virus Vaccines

COVID-19

According to the U.S. Centers for Disease Control and Prevention, COVID-19 causes three times more hospitalizations than flu in people aged 65 years and older.2 Additionally, more than 95% of adults hospitalized in 2023-2024 due to COVID-19 had no record of receiving the latest vaccine.3 People who are hospitalized may experience a significant impact on their quality of life, including loss of muscle mass, decline in daily activity, risk of hospital readmission and death.

Additionally, Long COVID data also suggest even traditionally low-risk groups should be vaccinated.4 More than 200 symptoms of Long COVID have been reported, such as anxiety, brain fog and extreme fatigue, and Long COVID can impact many different parts of the body, including the brain, heart and lungs.

1 Statistics for Moderna based upon internal data from 10 Phase 2 trials, and six Phase 3 trials. Data reported as of September 12, 2024.  Industry statistics derived from Phase 2 and 3 study data from Wong et al., Biostatistics (2019) 20, 2, pp 273-286.
2 https://www.cdc.gov/resp-net/dashboard/index.html. Data last updated as of September 6, 2024 for 2023-2024 season.
3 https://www.cdc.gov/respiratory-viruses/risk-factors/older-adults.html
4 https://www.yalemedicine.org/news/covid-vaccines-reduce-long-covid-risk-new-study-shows

Moderna continues to address the needs of the endemic COVID-19 market by supporting public health efforts to drive vaccination coverage rates to reduce the substantial burden of COVID-19 as well as by advancing next-generation vaccines. The Company's mRNA platform produced variant-matched vaccines on an accelerated time horizon to help ensure the availability of Spikevax targeting the two selected strains this season. The updated Spikevax formulas have been approved or authorized in multiple regions including the U.S., Taiwan, Japan, the UK, Switzerland, the United Arab Emirates, South Korea and Israel.

Positive results from the NEXTCove Phase 3 trial in participants aged 12 years and older showed that Moderna’s next-generation COVID-19 vaccine, mRNA-1283, demonstrated non-inferior relative vaccine efficacy (rVE) compared to Spikevax, with a positive point estimate of 9.3% (99.4% CI: -6.6, 22.8). rVE was highest at 13.5% (95% CI: -7.7, 30.6) in participants aged 65 years and older. mRNA-1283, which is designed to have enhanced stability in refrigerated conditions and will be packaged in pre-filled syringes, paves the way for a combination vaccine against flu and COVID-19, enhancing the Company’s overall respiratory portfolio. The Company expects to file for approval in 2024 and intends to use a Priority Review Voucher.

Respiratory Syncytial Virus (RSV)

In addition to acute mortality and morbidity, RSV infection is associated with long-term sequelae such as exacerbation of chronic obstructive pulmonary disease in older adults. In the U.S., each year there are up to 160,000 hospitalizations and 10,000 deaths in adults 65 years and older due to RSV.5 Across high-income countries in 2019, RSV caused an estimated 5.2 million cases, 470,000 hospitalizations and 33,000 in-hospital deaths in adults 60 years and older.6 In the younger adult population, potential risk factors such as chronic obstructive pulmonary disease (COPD), asthma, diabetes and obesity may cause an increased risk for RSV disease.

Moderna's RSV vaccine, mRESVIA (mRNA-1345), has been approved for adults aged 60 years and older in the U.S. and EU. mRNA-1345 is in an ongoing Phase 3 study (P303) designed to test immunogenicity and safety in high-risk adults 18 to 59 years of age. In the trial, mRNA-1345 met all primary immunogenicity endpoints and the 50 µg dose, which is the same for the currently approved mRESVIA vaccine for adults 60 years and above, was well tolerated with no safety concerns identified. The Company intends to file a supplemental Biologics License Application (sBLA) for U.S. approval in 2024 to extend the indicated age range of mRNA-1345 to high-risk adults 18 to 59 years old, and intends to use a Priority Review Voucher.
5 https://www.cdc.gov/rsv/php/surveillance/index.html
6 https://pubmed.ncbi.nlm.nih.gov/36369772/

Influenza (Flu)

Worldwide, there are 3-5 million severe cases of flu and 290,000-650,000 flu-related respiratory deaths annually.7 Two main types of influenza viruses (A and B) cause seasonal flu epidemics, and the influenza A viruses lead to most flu-related hospitalization in older adults.

Moderna has several seasonal influenza vaccine candidates in clinical development. The Company’s investigational seasonal flu vaccine, mRNA-1010, demonstrated consistently acceptable safety and tolerability across three Phase 3 trials. In the most recent Phase 3 trial (P303), which was designed to test the immunogenicity and safety of an optimized vaccine composition, mRNA-1010 met all immunogenicity primary endpoints, demonstrating higher antibody titers compared to a licensed standard-dose flu vaccine (Fluarix®). In an older adult extension study of P303, mRNA-1010 met all primary immunogenicity endpoints—including superiority for all strains—compared to a licensed enhanced flu vaccine (Fluzone HD®) and showed an acceptable reactogenicity profile.

Moderna is no longer pursuing an accelerated approval pathway for the regulatory submission of its standalone flu vaccine, mRNA-1010, to focus its resources on the submission of a potentially more impactful flu/COVID combination vaccine, mRNA-1083, this year. The Company plans to start a confirmatory vaccine efficacy study for mRNA-1010 in 2024, funded by previously announced project financing through Blackstone Life Sciences.

Combination Respiratory Vaccines

Currently, flu and COVID-19 are responsible for thousands of hospitalizations and hundreds of deaths each week in the U.S. To address the burden of these respiratory diseases, the Company's combination vaccine candidates are designed for increased uptake, higher compliance, consumer convenience and benefits to healthcare systems.

As announced in June, the Phase 3 study of the Company’s investigational combination vaccine against flu and COVID-19, mRNA-1083, met its primary endpoints and elicited higher immune responses against influenza virus and SARS-CoV-2 than licensed flu and COVID vaccines in adults 50 years and older, including an enhanced flu vaccine in adults 65 years and older. mRNA-1083 also showed an acceptable safety and reactogenicity profile compared to co-administered flu and COVID-19 vaccines. The Company expects to file for approval in 2024 and intends to use a Priority Review Voucher.

7 https://www.who.int/news-room/fact-sheets/detail/influenza-(seasonal)

Latent and Other Virus Vaccines

Cytomegalovirus (CMV)

CMV, a latent virus, is the most common infectious cause of birth defects in the U.S. and is responsible for several billion dollars in annual healthcare costs. One in 200 babies in the U.S. are born with a congenital CMV infection, and of those affected, one in five will have severe, life-altering health problems. Possible short- and long-term sequelae of CMV infection include microcephaly, chorioretinitis, seizures, sensorineural hearing loss, cognitive impairment and cerebral palsy.

CMVictory is a pivotal Phase 3 trial evaluating mRNA-1647 against primary CMV infection in women 16 to 40 years of age. The trial is accruing cases, and a Data Safety Monitoring Board (DSMB) will evaluate vaccine efficacy from the interim analysis when the trial has accrued 81 confirmed cases. The Company expects a vaccine efficacy readout as early as the end of 2024.

Norovirus

Enteric viruses, including norovirus, are a leading cause of diarrheal diseases, resulting in significant morbidity and mortality worldwide, particularly among young children and older adults. Norovirus is highly contagious and a leading cause of diarrheal disease globally, associated with 18% of all acute gastroenteritis (AGE),8 resulting in approximately 200,000 deaths per year and substantial healthcare costs.9 Given the wide diversity of norovirus genotypes, a broadly effective norovirus vaccine will require a multivalent vaccine design.10
A Phase 1 trial designed to evaluate the safety, reactogenicity and immunogenicity of a trivalent norovirus vaccine candidate, mRNA-1403, in participants 18 to 49 years of age and 60 to 80 years of age in the U.S. is ongoing. An interim analysis showed that a single dose of mRNA-1403 elicited a robust immune response across all dose levels evaluated with a clinically acceptable reactogenicity and safety profile. Additionally, robust histo-blood group antigen (HBGA) blocking antibody titers were observed against vaccine-matched norovirus genogroup I and II selected strains across all dose levels evaluated. Similar mRNA-1403-induced HBGA-blocking antibody titers were observed in younger adult and older adult age groups. The Company plans to initiate a pivotal Phase 3 trial imminently.

Oncology Therapeutics

The Company’s oncology portfolio includes the individualized neoantigen therapy (INT) being developed in partnership with Merck. Earlier this year, Moderna and Merck initiated three new randomized clinical studies in additional tumor types, including a Phase 2 adjuvant treatment in patients with renal cell carcinoma, or kidney cancer; a Phase 2 adjuvant treatment in patients with high-risk muscle-invasive bladder cancer; and a Phase 2/3 neoadjuvant and adjuvant treatment in patients with cutaneous squamous cell carcinoma, the second most common form
8 Ahmed, S.M., et al., Global prevalence of norovirus in cases of gastroenteritis: a systematic review and meta-analysis. Lancet Infect Dis, 2014
9 https://www.who.int/teams/immunization-vaccines-and-biologicals/diseases/norovirus
10 https://www.cdc.gov/norovirus/downloads/global-burden-report.pdf of skin cancer. Moderna’s global clinical trial footprint for INT has grown to more than 45 countries.

The Phase 3 clinical trial for adjuvant melanoma, mRNA-4157, is substantially enrolled and has closed screening to new patients in many countries. Moderna and its partner Merck have had preliminary discussions with regulators on approval based on the Phase 2 results. While discussions are ongoing, initial feedback from FDA has not been supportive of accelerated approval based on the current data. The Company and its partner Merck will continue engaging with regulators on the program, and remain focused on executing the Phase 3 trial.

Rare Disease Therapeutics

In the prioritized portfolio, the Company’s rare disease candidates include therapies targeting two organic acidemias caused by deficient metabolic enzymes, methylmalonic acidemia (MMA) and propionic acidemia (PA), both of which are characterized by metabolic decompensation events (MDEs) that can lead to severe and life-threatening symptoms such as vomiting, lethargy, seizures and coma.

Methylmalonic acidemia (MMA) therapeutic

In an ongoing Phase 1/2 study designed to evaluate safety and pharmacology in trial participants with MMA, mRNA-3705 was generally well-tolerated to date with no discontinuations due to safety and no events meeting protocol-defined dose-limiting toxicity criteria. Initial data is encouraging, with reductions in methylmalonic acid and other pathway biomarkers in participants, particularly at doses of at least 0.4 mg/kg Q2W. Early results suggest potential decreases in annualized rates of MMA-related hospitalizations and MDEs compared to pre-treatment rates. Moderna is working to identify an optimal dose and continues to engage with the U.S. FDA, via the START Program, and other global regulators. The Company is on track to begin generating pivotal study data by the end of 2024.

Propionic acidemia (PA) therapeutic

In an ongoing Phase 1/2 study designed to evaluate safety and pharmacology in trial participants with PA, mRNA-3927 was generally well-tolerated to date with no events meeting protocol-defined dose-limiting toxicity criteria. Early results suggest potential decreases in annualized MDE frequency compared to pre-treatment, and the majority of patients have elected to continue on the open label extension study. The Company is on track to begin generating pivotal study data by the end of 2024.

Programs Discontinued

Based on the Company’s strategic prioritization, five programs in its pipeline are discontinued:
•Endemic HCoV (mRNA-1287): The preclinical program will not advance into Phase 1.
•RSV infants (seronegative, < 2 years) (mRNA-1345): The Company does not expect program to advance beyond the ongoing Phase 1 based on emerging clinical data.
•KRAS antigen-specific therapy (mRNA-5671): No further development plans.
•Triplet (OX40L/IL-23/IL-36γ) (mRNA-2752): The Company has deprioritized further development based on emerging clinical data.
•Relaxin (mRNA-0184): The program is wrapping up Phase 1.

Financial Updates

Moderna expects its commercial respiratory franchise to be profitable in 2024 and beyond. In addition, the Company is updating its projected 2024 research and development expenses to approximately $4.8 billion, primarily driven by the purchase of a Priority Review Voucher, and selling, general and administrative expenses to approximately $1.2 billion. Moderna is also reducing its expected research and development investment for 2025-2028 by approximately 20%, from $20 billion for the period to $16 billion through prioritization.

The Company aims to complete the majority of its respiratory investments by 2026. It is increasing research and development investments in oncology, and pacing its investments in latent and other vaccines and in rare disease therapeutics.

The Company is introducing an updated financial framework for 2025 and 2026-2028.

Revenue: The Company expects 2025 revenue of $2.5 billion to $3.5 billion. For 2026-2028 the Company expects a compounded annual growth rate of more than 25% or more, driven by new product launches.

Cost of Sales: Cost of sales is expected to be in the range of 35% to 45% in 2025. For 2026-2028, the Company expects cost of sales to decrease as a percentage of sales with increasing revenue.

Research and Development Expenses: Full-year 2025 research and development expenses are anticipated to be $4.2 billion to $4.5 billion. In the 2026-2028 period, research and development expenses are expected to be approximately $11.5 billion on a cumulative basis.

Selling, General and Administrative Expenses: Selling, general and administrative expenses for 2025 are projected to be $1.0 billion to $1.2 billion. For 2026-2028, selling expenses are expected to increase incrementally as new products are brought to market, while general and administrative expenses are expected to remain flat.

Income Taxes: The Company continues to expect its full-year 2025 tax expense to be negligible. Tax will also be negligible for the 2026-2028 period.

Capital Expenditures: Capital expenditures for 2025 are expected to be approximately $0.3 billion. For 2026-2028, capital expenditures are expected to be flat to down from 2025 levels.

Cash and Investments: Year-end cash and investments for 2025 are projected to be approximately $6 billion.

Moderna plans to break even on an operating cash cost basis (which excludes stock-based compensation, depreciation and amortization expense) with $6 billion in revenue. The Company expects to achieve this in 2028. The Company has sufficient capital to fund its plans until achieving break even on a cash cost basis without raising additional equity.

About Moderna

Moderna is a leader in the creation of the field of mRNA medicine. Through the advancement of mRNA technology, Moderna is reimagining how medicines are made and transforming how we treat and prevent disease for everyone. By working at the intersection of science, technology and health for more than a decade, the Company has developed medicines at unprecedented speed and efficiency, including one of the earliest and most effective COVID-19 vaccines.

Moderna's mRNA platform has enabled the development of therapeutics and vaccines for infectious diseases, immuno-oncology, rare diseases and autoimmune diseases. With a unique culture and a global team driven by the Moderna values and mindsets to responsibly change the future of human health, Moderna strives to deliver the greatest possible impact to people through mRNA medicines. For more information about Moderna, please visit modernatx.com and connect with us on X (formerly Twitter), Facebook, Instagram, YouTube and LinkedIn.

INDICATION (U.S.)

SPIKEVAX (COVID-19 Vaccine, mRNA) is a vaccine indicated for active immunization to prevent coronavirus disease 2019 (COVID-19) caused by severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) in individuals 12 years of age and older.

IMPORTANT SAFETY INFORMATION FOR SPIKEVAX

•Do not administer to individuals with a known history of severe allergic reaction (e.g., anaphylaxis) to any component of the vaccine.
•Appropriate medical treatment to manage immediate allergic reactions must be immediately available in the event an acute anaphylactic reaction occurs following administration of the vaccine.
•Postmarketing data demonstrate increased risks of myocarditis and pericarditis, particularly within 7 days following the second dose. The observed risk is higher among males under 40 years of age than among females and older males. The observed risk is highest in males 18 through 24 years of age.

•Syncope (fainting) may occur in association with administration of injectable vaccines. Procedures should be in place to avoid injury from fainting.
•Immunocompromised persons, including individuals receiving immunosuppressive therapy, may have a diminished response to the vaccine.
•The vaccine may not protect all vaccine recipients.
•Adverse reactions reported in clinical trials following administration of the vaccine include pain at the injection site, fatigue, headache, myalgia, arthralgia, chills, nausea/vomiting, axillary swelling/tenderness, fever, swelling at the injection site, and erythema at the injection site, and rash.
•The vaccination provider is responsible for mandatory reporting of certain adverse events to the Vaccine Adverse Event Reporting System (VAERS) online at https://vaers.hhs.gov/reportevent.html or by calling 1-800-822-7967.
•Please see the SPIKEVAX Full Prescribing Information. For information regarding authorized emergency uses of the Moderna COVID-19 Vaccine, please see the EUA Fact Sheet.

INDICATION (U.S.)

mRESVIA (Respiratory Syncytial Virus Vaccine) is a vaccine indicated for active immunization for the prevention of lower respiratory tract disease (LRTD) caused by respiratory syncytial virus (RSV) in adults 60 years of age and older.

IMPORTANT SAFETY INFORMATION FOR MRESVIA

•Do not administer mRESVIA to individuals with a history of severe allergic reaction (e.g., anaphylaxis) to any component of mRESVIA.
•Appropriate medical treatment must be immediately available to manage potential anaphylactic reactions following administration of mRESVIA.
•Syncope (fainting) may occur in association with administration of injectable vaccines, including mRESVIA. Procedures should be in place to avoid injury from fainting.
•Immunocompromised individuals, including those receiving immunosuppressive therapy, may have a diminished immune response to mRESVIA.
•In a clinical trial, the most commonly reported (≥10%) adverse reactions were injection-site pain (55.9%), fatigue (30.8%), headache (26.7%), myalgia (25.6%), arthralgia (21.7%), axillary (underarm) swelling or tenderness (15.2%) and chills (11.6%).
•To report suspected adverse reactions, contact ModernaTX, Inc. at 1-866-663-3762 or VAERS at 1-800-822-7967 or www.vaers.hhs.gov.
•Please click for mRESVIA Full Prescribing Information.

Spikevax® and mRESVIA® are registered trademarks of Moderna.
Fluarix® is a registered trademark of GSK.
Fluzone® is a registered trademark of Sanofi Pasteur.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding: Moderna’s focus on ten product approvals through 2027; Moderna’s expected regulatory submissions and other anticipated pipeline milestones in 2024; the rate of success of Moderna’s platform; Moderna’s ability to drive vaccination coverage rates; Moderna’s financial framework through 2028, its ability to reduce R&D expenses through portfolio prioritization and cost efficiencies and its anticipated revenue growth; Moderna’s expectation that its respiratory franchise will be profitable in 2024 and beyond; Moderna’s expectation that it will break even on an operating cash cost basis in 2028; and Moderna’s ability to fund its plans without raising additional equity. In some cases, forward-looking statements can be identified by terminology such as “will,” “may,” “should,” “could,” “expects,” “intends,” “plans,” “aims,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. The forward-looking statements in this press release are neither promises nor guarantees, and you should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, many of which are beyond Moderna’s control and which could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These risks, uncertainties, and other factors include, among others, those risks and uncertainties described under the heading “Risk Factors” in Moderna’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the U.S. Securities and Exchange Commission (SEC), and in subsequent filings made by Moderna with the SEC, which are available on the SEC’s website at www.sec.gov. Except as required by law, Moderna disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release in the event of new information, future developments or otherwise. These forward-looking statements are based on Moderna’s current expectations and speak only as of the date of this press release.
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Moderna Contacts
Media:
Chris Ridley
Head, Global Media Relations
+1 617-800-3651
Chris.Ridley@modernatx.com

Investors:
Lavina Talukdar
Senior Vice President & Head of Investor Relations
+1 617-209-5834
Lavina.Talukdar@modernatx.com

SOURCE: Moderna, Inc.